Exhibit 5.1

Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
 666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

telephone:	(212) 318-3000	facsimile:	(212) 318-3400

                   July 24, 2006

Republic Airways Holdings Inc.
8909 Purdue Road, Suite 300
Indianapolis, IN 46268

Dear Sirs:

        We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about July 25, 2006 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of your common stock, $.001 par value per share (the "Shares"), for resale by WexAir LLC, the selling stockholder identified in the Registration Statement. As your counsel, we have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

        Upon the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and legally issued and are fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.